EXHIBIT 23.3







                              Accountants' Consent




The Board of Directors
Eonnet Technologies, Inc.
Largo, Florida

We consent to the use of our report dated March 9, 2001 relating to the balance sheet as of December 31, 2000 and 1999 and the related statement of operations, stockholders' equity and cash flows for the years then ended of Eonnet Technologies, Inc. in Form SB-2 of Eonnet Media, Inc. and the reference to our firm under the heading "experts" in the prospectus.





BRIMMER, BUREK & KEELAN LLP
Tampa, Florida
January 20, 2002